EXHIBIT 2.1

                     MUTUAL TERMINATION AGREEMENT

      This Mutual Termination Agreement ("Termination Agreement"), dated as of September 5, 2000, by and between InterContinental Finance Corporation, a Delaware corporation (the "Company"), and FS Capital Markets Group Inc., a Delaware corporation ("FSCMG").

                              RECITALS:

      The Company and FSCMG are parties to that certain agreement dated as of December 29, 1999, attached hereto as Exhibit A (the
"Agreement");

      The parties have determined that it would be in their mutual best interests to terminate the Agreement;

      NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Termination Agreement hereby agree as follows:

      1. TERMINATION OF THE AGREEMENT. The Agreement will terminate as of the date of this Termination Agreement.

      2. ENTIRETY. This Termination Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and it shall not be amended except in writing executed by each of the parties hereto.

      3. CHOICE OF LAW. This Termination Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts of law) of the State of Pennsylvania.

      4. COUNTERPARTS. This Termination Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the day and year first above written.


                                    InterContinental Finance Corp.,
                                    a Delaware corporation

                                    By: /s/ Michael C.W. Tay
                                    ------------------------
                                    Name: Michael C.W. Tay
                                    Title: President



                                    FS Capital Markets Group Inc.,
                                    a Delaware corporation

                                    By: /s/ Michael C.W. Tay
                                    ------------------------
                                    Name: Michael Tay
                                    Title: President



EXHIBIT A

      AGREEMENT between InterContinental Finance Corporation
("InterContinental Finance") and FS Capital Markets Group Inc.
("FSCMG").

      WHEREAS InterContinental Finance is a development stage company that has no specific business plan and intends to merge, acquire or otherwise combine with an unidentified company (the
"Business Combination");

      WHEREAS FSCMG assisted in the incorporation of InterContinental Finance;

      WHEREAS FSCMG is a shareholder of InterContinental Finance and desires that InterContinental Finance locate a suitable target company for a Business Combination;

      WHEREAS InterContinental Finance desires that FSCMG assist it in locating a suitable target company for a Business Combination;

      NOW THEREFORE, it is agreed:

      1.00  ACTIONS BY FSCMG. FSCMG agrees to assist in:

      1.01 The preparation and filing with the Securities and Exchange Commission of a registration statement on Form 10-SB for the common stock of InterContinental Finance;

      1.02 The location and review of potential target companies for a Business Combination and the introduction of potential candidates to InterContinental Finance;

      1.03 The preparation and filing with the Securities and Exchange Commission of all required filings under the Securities
Exchange Act of 1934 until InterContinental Finance enters into a Business Combination;

      2.00 PAYMENT OF INTERCONTINENTAL FINANCE EXPENSES. FSCMG agrees to pay on behalf of InterContinental Finance all corporate, organizational and other costs incurred or accrued by InterContinental Finance until effectiveness of a Business
Combination. FSCMG understands and agrees that it will not be reimbursed for any payments made by it on behalf of InterContinental Finance.

      3.00 INDEPENDENT CONSULTANT. FSCMG is not now, and shall not be, authorized to enter into any agreements, contracts or understandings on behalf of InterContinental Finance and FSCMG is not, and shall not be deemed to be, an agent of InterContinental
Finance.

      4.00 USE OF OTHER CONSULTANTS. InterContinental Finance understands and agrees that FSCMG intends to work with consultants, brokers, bankers, or others to assist it in locating business entities suitable for a Business Combination and that FSCMG may share with such consultants or others, in its sole discretion, all or any portion of its stock in InterContinental Finance and may make payments to such consultants from its own resources for their services. InterContinental Finance shall have no responsibility for all or any portion of such payments.

      5.00 FSCMG EXPENSES. FSCMG will bear its own expenses incurred in regard to its actions under this agreement.

      6.00 ARBITRATION. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Pennysylvania.

      7.00 COVENANT OF FURTHER ASSURANCES. The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this agreement.

      8.00 PRIOR AGREEMENTS. This agreement constitutes the entire agreement between the parties and memorializes the prior oral agreement between the parties and all understandings between the parties pursuant to such oral agreements are recorded herein. The effective date herein is as of the earliest date of the oral agreement between the parties.

      9.00 EFFECTIVE DATE. The effective date of this agreement is as of December 29, 1999.

      IN WITNESS WHEREOF, the parties have approved and executed this agreement.


                              InterContinental Finance Corporation

                              /s/ Michael C.W. Tay
                              --------------------
                              Michael C.W. Tay
                              President



                              FS Capital Markets Group Inc.

                              /s/ Michael C.W. Tay
                              --------------------
                              Michael C.W. Tay
                              President